DISTRIBUTOR AGREEMENT

     This Distributor Agreement (the "Agreement") is made by and between CNF, Inc., a California corporation ("Supplier") and Merisel Americas, Inc., a Delaware corporation ("Distributor"). Supplier and Distributor hereby agree as follows:

     1. Distribution Rights. Supplier grants to Distributor the non-exclusive worldwide right and license to distribute Supplier's Products to Distributor's customers; provided, that Distributor may at any time during the term of this Agreement assign its rights and obligations under this Agreement to one or more of Distributor's direct or indirect subsidiaries or affiliates (individually, a "Subsidiary") with respect to specific territories around the world, and each Subsidiary shall thereafter have the rights and obligations of Distributor hereunder with respect to the territory assigned to it as if such Subsidiary had entered into this Agreement directly with Supplier. "Products" shall include all of Supplier's products set forth on Exhibit A hereto and any other products manufactured or marketed by Supplier during the term of this Agreement and intended for sale by resellers. Supplier has provided Distributor a list of all other distributors purchasing Products from Supplier as of the date hereof, and Supplier shall give Distributor at least thirty (30) days' prior written notice of the appointment of any other distributor in the United States or Canada of any of its Products during the term of this Agreement, and shall make reasonable efforts to notify Distributor of any distributors appointed outside the United States and Canada, prior to such appointment.

     2. Price and Payment Terms.

     2.1 Retail Price and Discount. The purchase price payable for any Product ordered by Distributor shall be equal to Supplier's published suggested retail price for the Product less a discount off such suggested retail price. Suggested retail prices, Distributor and Reseller discount amounts and purchase prices for the Products are set forth on Exhibit A. In the event Supplier wishes to change the suggested retail price of any Product, Supplier shall give Distributor at least thirty (30) days' prior written notice of the change, specifying the new suggested retail price, discount amount (determined using the above discount percentage) and purchase price payable by Distributor. In the event any new Product is manufactured or marketed by Supplier during the term of the Agreement, Supplier shall notify Distributor in writing of the suggested retail price, discount amount (determined using the above discount percentage) and purchase price payable by Distributor.

     2.2 Price Protection. (a) If the purchase price of any Product is increased, Supplier shall honor any Distributor purchase orders placed prior to the effective date of the increase at the price in effect immediately prior to the time the increased is announced.

     (b) If the purchase price of any Product is decreased, Supplier shall grant Distributor a credit in the amount of the price decrease for each unit of the Product that is or has been (i) on order or in transit to Distributor on the effective date of the price decrease, and (ii) in Distributor's inventory on the effective date of the decrease. In addition, Distributor and Supplier shall mutually agree upon which Resellers shall be entitled to price protection from Supplier and Supplier shall grant Distributor a price protection credit for each price protection request submitted by such Resellers provided the price protection request is placed with Distributor within the thirty (30) days following the effective date of the price decrease. In order to receive any credits hereunder, Distributor shall provide Supplier with a report or reports specifying the number of units for which credits are requested, and Supplier shall grant such credits within thirty (30) days after receipt of any such report. In the event Supplier has not granted such credit(s) to Distributor within such thirty (30) day period, Distributor shall have the right to deduct such credit(s) from any amounts due Supplier under this Agreement at such time. In the event no amounts are due to Supplier at such time, Distributor shall have the right to request cash payment of such credit amount by Supplier, in accordance with Section 2.6 of this Agreement. Should Supplier have reasonable, valid cause to question or contest any credit requested under this

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

Section 2.2, Supplier shall contest such amount or pose such question within thirty (30) days following Supplier's receipt of Distributor's report(s) as described hereinabove or Supplier shall waive its rights to contest or question such credits and shall remit such credit amounts to Distributor as described in this Section 2.2.

     (c) Section 2.2(b) shall apply to all Subsidiaries that have the rights of Distributor hereunder (and also for Merisel Americas, Inc. to the extent Product is held in inventory outside of the United States or ordered from a location outside of the United States).

     2.3 Payment Terms. All payments made to either party under this Agreement shall be due and payable in United States Dollars. Payments to Supplier with respect to all Products received by Distributor Supplier shall be due and payable within thirty (30) days after the shipment date of the Products ordered. All payments shall be subject to (i) a two percent (2%) discount if payment is made within net fifteen (15) days of the date of receipt of Products and (ii) a three percent (3%) discount if payment is made prior to the receipt of the Products ordered.

     2.4 Rebates. Supplier and Distributor agree to enter into rebate discussions within one (1) year following the date of execution of this Agreement. In the event Distributor achieves the Quarterly Sales Goal in any quarter which occurs after such rebates have been established, (as they may be adjusted from time to time pursuant to Exhibit A), Supplier shall pay Distributor a rebate in the amount determined pursuant to Exhibit A within thirty (30) days after receipt of a sales report from Distributor setting forth its sales results.

     2.5 Most Favored Customer. Supplier agrees that the discounts, purchase prices, payment terms and other terms and conditions of sale for any Product shall not at any time be less favorable to Distributor than the discounts, purchase prices, payment terms and other terms and conditions of sale for the Products offered by Supplier to any other distributor or aggregator.

     2.6 Recoupment (a) Distributor shall have the right of recoupment with respect to all amounts owed to it by Supplier under this Agreement. Any amounts payable to Distributor under this Agreement for any reason (including, without limitation, for price protection, product returns, marketing funds or Frequent Buyer Program funds) shall first be applied as a credit by Distributor and shall reduce any uncontested amounts owed by Distributor to Supplier. In the event that Distributor maintains a credit balance with Supplier after application of credits, Supplier shall pay Distributor the amount of the remaining credit balance within thirty (30) days via an instrument acceptable to Distributor (which may include, but shall not be limited to, in Distributor's sole option, by cash, company check, cashier's check, or wire transfer).

     (b) Distributor shall have the right of recoupment with respect to any amounts owed by it to Supplier. Any amounts owed to Supplier by Distributor under this Agreement for any reason (including, without limitation, for the purchase of products) shall first be reduced by any amounts owed to Distributor by Supplier. In the event that Distributor maintains a debit balance with Supplier after such reduction (including the application of credits), Distributor shall have the right, in its sole option, to either: (i) return Products in Distributor's inventory to Supplier for credit in the amount of the purchase price paid for such Products, less any credits previously issued to Distributor under Section 2.2 hereof, which credit shall be applied to the amounts owed by Distributor to Supplier; or (ii) pay Supplier the amount owed by Distributor to Supplier. Irrespective of which option Distributor selects, Distributor shall retain all future rights to return Product as set forth in this Agreement.

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     3. Orders and Shipping.

     3.1 Order Placement. Distributor shall place orders for Products with Supplier in writing. Supplier shall use reasonable efforts to deliver Products to Distributor within ten (10) days of the date of Distributor's order. Distributor shall have no obligation to order any minimum quantity of Products.

     3.2 Allocation. In the event of any shortage of Products, upon order by Distributor Supplier shall ship to Distributor at least as many units of Product as Supplier ships to any other customer. In the event any Product is subject to limited availability at any time and Distributor has placed orders for such Product, either prior to the date such Product becomes subject to limited availability, or during such time as such Product is subject to limited availability, Supplier agrees to contact Distributor prior to shipping any order for such Product, and Distributor shall have the right, in its sole option and without liability, to cancel any existing order for such Product(s).

     3.3 Title and Risk of Loss. Products shall be shipped F.O.B. to the Distributor warehouse specified in the order. Any freight costs for Products shipped to Distributor's United States locations shall be paid by Supplier and Supplier shall have access to Distributor's negotiated freight rates with Distributor's designated carrier. Distributor agrees to utilize such designated carrier for all shipments unless both parties mutually agree on an alternate shipping method.

     3.4 Incorrect or Erroneous Shipment. In the event the Product(s) shipped to Distributor does not conform to the Product description for such Product set forth on the applicable purchase order for such Product(s), Distributor shall contact Supplier, and Supplier shall use reasonable efforts to ship the correct Product(s) to the United States location specified by Distributor within ten
(10) business days of Distributor's notification of such misshipment to Supplier at no additional cost to Distributor. Distributor shall obtain a Return Material Authorization number, as is set forth in Section 5.4 of this Agreement, for any such Product and shall return any misshipped Product to Supplier, via freight collect, for credit in the amount paid by Distributor for such Product.

     3.5 Disclaimer of Standard Terms. All terms, conditions, or provisions which may appear as pre-printed language or otherwise be inserted within any order confirmation or invoice for any Products shall be of no force and effect notwithstanding the execution or delivery of such other document subsequent to the date of this Agreement.

     3.6 Bar Coding. Supplier shall mark each Product sold to Distributor with the appropriate UPC bar code: The preferred bar codes are Version A barcode, or Code 39 with FACT Data Identifiers barcode. In the event Supplier utilizes any other UPC standard bar code, Supplier shall submit a sample of such bar code to Distributor, prior to the execution of this Agreement, to verify compatibility with Distributor's bar code recognition systems. Distributor reserves the right, in its sole discretion and without penalty or liability to Distributor, to (i) refuse any shipment of Product(s) which are not so marked; and (ii) elect not to set up any Product in its systems which is not marked with a UPC standard bar code compatible with Distributor's bar code recognition systems.

     4. Defective Products. Supplier shall accept the return of any Product alleged by Distributor or its customers to be defective and shall grant to Distributor a credit for any Products to be returned in the amount of the purchase price charged to Distributor therefor, less any applicable credits pursuant to Section 2.2 hereof which have been previously paid to Distributor. Distributor shall first instruct its customer to contact Supplier's technical support group to verify such defect, but Distributor's customer's failure to so contact Supplier shall not affect Distributor's right to return Products under this Section 4. Distributor shall obtain a Return Material Authorization ("RMA"), as set forth in Section 5.4 of this Agreement, for all returns under this Section 4.

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Supplier also shall pay all freight charges for shipments of such Products from
Distributor's United States location to Supplier by Distributor.

     5. Inventory Maintenance.

     5.1 Stock Balancing Rights. At any time or from time to time during the term of the Agreement, Distributor may return for credit an amount of Products with an original purchase price not in excess of twenty-five percent (25%) of the aggregate purchase price of all of Distributor's purchases during the preceding two (2) calendar quarters.

     5.2 Acceptable Level Return Rights. In addition to the Stock Balancing Rights set forth hereinabove, in the event Distributor determines that the sales of any Product have not reached, or do not remain at, an acceptable level at any time during the term of this Agreement, Distributor may return any or all units of such Product to Supplier for credit. For the purposes of this Section 5.2, "acceptable level" shall mean sales of any Product in an amount equal to or greater than fifteen thousand dollars ($15,000.00) per month.

     5.3 Discontinued Products. (a) In the event Supplier shall discontinue any Product, or declare any Product to be obsolete, Supplier shall notify Distributor thirty (30) days in advance of such discontinuation or declaration of obsolescence. Distributor shall have the right to return all units of such Product then in Distributor's Inventory to Supplier, for credit for a period of one hundred eighty (180) days following the effective date of discontinuation.

     (b) In the event Supplier offers to Distributor, or any other similar purchaser, new Products which are of equivalent and/or superior fit, form and function to a similar Product, and such new Product negatively affects Distributor's ability to sell such similar Product(s) then in Distributor's inventory, to the extent that Distributor's sales of the prior version of such Product decrease by fifty percent (50%) or more based upon Distributor's sales out of such Product(s) in the sixty (60) days preceding the date such new Product(s) is made available, Distributor shall have the right to declare its inventory of such similar Product(s) functionally discontinued, shall so notify Supplier, and shall return the affected inventory of such functionally discontinued Product(s) for credit for a period of sixty (60) days for all mass storage subsystem Products, and one hundred eighty (180) days for all other Products, following the date of functional discontinuation.

     (c) The return rights set forth in this Section 5.3 are in addition to any return rights described under Sections 5.1 and 5.2 of this Agreement.

     5.4 Return Procedures. Supplier shall issue a Return Material Authorization ("RMA") number for any Products Distributor requests to return within five (5) business days following the date Distributor requests such RMA; (provided, however, that in the event such RMA is not issued within such five (5) day period, Distributor shall have the right to return any units of the Product(s) to Supplier without an RMA, and Supplier shall be obligated to accept such return). All Products returned pursuant to this Section 5 shall be unopened and in their original packaging. The amount of the credit for any returned Products shall be equal to the original purchase price charged to Distributor less any credits pursuant to Section 2.2 hereof which have been previously paid to Distributor. Supplier shall bear all freight costs associated with returns of Product to Supplier by Distributor under this Section 5.

     6. Product Information Obligations and Set-Up Fees.

     6.1 Product Set Up, Descriptions and Technical Support Requirements. Supplier shall provide Distributor's Product Information Center with the materials set forth on Exhibit B hereto. Distributor may, from time to time, change the requirements set forth in Exhibit B. Supplier shall be solely responsible for

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the factual accuracy and completeness of any information or materials provided to Distributor. Distributor reserves the right to delay set up in Distributor's systems of any Product for which this information is not provided.

     6.2 Product Physical Information. Supplier agrees to provide Distributor with the per-unit weight of each Product (such weight to include packaging) to be distributed by Distributor, and the cube dimension of each unit of Product, each Master Carton (if any) for each Product, and each pallet. Distributor reserves the right to delay set up in Distributor's systems of any Product for which this information is not provided.

     6.3 New Products. Supplier agrees to provide Distributor with the material described in Section 6.1 and Exhibit B hereof for all updates and revisions of each Product and for each new Product which is manufactured or marketed by Supplier and which Distributor will distribute during the term of this Agreement, and shall make reasonable efforts provide Distributor with thirty
(30) days prior notice of any such update, revision or new Product.

     6.4 Product Changes. Supplier shall make reasonable commercial efforts to give Distributor thirty (30) days notice, or at least as much notice as is given to any other similar purchaser for any changes in Product packaging, documentation or major version changes.

     6.5 Information. Products and Services. (a) Distributor, from time to time, may design, develop and operate a variety of materials, product catalogues, product set up forms, sales support and marketing services in connection with its wholesale computer products distribution business, including, without limitation, maintaining an electronic library containing computer hardware, software, peripheral and accessory product descriptions, creating custom product descriptions upon the request of its customers, publishing a computer reseller price book, creating and publishing advertisements for computer products; operating direct mail promotions, publishing catalogues; operating sales events and promotions and training sessions; operating an on-line order entry and information service (collectively, the "Information Products"). Distributor's Information Products may also permit Supplier to communicate directly with resellers through on-line message boards and other technology.

     (b) From time to time Supplier may provide information to Distributor for inclusion in the Information Products. Distributor may, in its sole discretion, with prior written approval from Supplier, charge a fee to the Supplier as a condition precedent for the inclusion of Supplier's information in an Information Product.

     (c) Distributor, in its sole discretion, may publish the Information Products through any available medium, including, without, limitation, through on-line computer networks, print media, CD ROM, diskette, facsimile, cable or satellite transmission. The type, amount and usage of the Information Products shall be as determined by Distributor from time to time, in its sole discretion. Distributor, in its sole discretion, may elect to charge the recipient of the Information Products (the "Customer") for receipt of the Information Products and the pricing charged by Distributor may include a profit for Distributor. Distributor reserves the right to modify or terminate any Information Product at any time, without notice or liability to Supplier, unless Supplier has paid for inclusion in which case Distributor will notify Supplier and provide a refund for service paid for but not provided.

     (d) The information that is contained in the Information Products comes from the following sources:

          i) Distributor created or generated information, including materials created by Distributor, that may or may not embody product information provided by the Supplier; and

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
          ii) Supplier provided "Spec Sheets", photographs and Supplier trademarks, trade names and logos (collectively, the "Supplier Information"). "Distributor Information" means all intellectual property and information that is contained in the Information Products, except the Supplier Information.

     (e) Distributor shall have the ownership rights for all Distributor Information. Any information provided to Distributor for use in an Information Product that is not Supplier Information shall become Distributor Information. Supplier grants Distributor a nonexclusive worldwide right and license to republish and distribute the Supplier Information and to include the Supplier Information in any Information Product that Distributor may produce from time to time. Supplier warrants to Distributor that it has all rights to grant such a license in the Supplier Information.

     (f) Supplier shall be solely responsible for the factual accuracy and completeness of any information provided to Distributor for use in any Information Product.

     6.6 D.A.T.A. Bank Program. During the first year of this Agreement, Supplier agrees to participate in Distributor's D.A.T.A. Bank Program, in such countries where Distributor offers such a Program, a copy of which is attached to this Agreement as Exhibit C and which may subsequently be amended or discontinued by Distributor from time to time. Supplier's participation in the D.A.T.A. Bank Program during each subsequent year shall be automatically renewed unless Supplier gives written notice to Distributor, in accordance with the terms set forth in Exhibit C, at least thirty (30) days prior to the expiration of the first or any subsequent Program year during the term of this Agreement. Distributor shall render an invoice each calendar quarter to Supplier for the participation fees payable by Supplier in connection with the D.A.T.A. Bank Program during the preceding quarter. Invoices rendered hereunder shall be paid by Supplier within thirty (30) days after receipt or, at Distributor's option, Distributor may deduct such amounts from any amounts due Supplier hereunder.

     7. Marketing

     7.1 Programs and Development Funds. Supplier shall provide Distributor with marketing development funds on a case by case basis for such marketing program as Supplier and Distributor mutually agree upon. Such funds shall be used in connection with marketing programs to be mutually agreed upon by Supplier and Distributor. Supplier shall also provide Distributor with Product launch funds to be utilized by Distributor to conduct initial marketing activities in connection with the commencement of Distributor's relationship with Supplier, such funds to be expended in accordance with a launch plan to be mutually agreed upon by Supplier and Distributor. Distributor shall invoice Supplier for all marketing development and launch funds due Distributor hereunder, and such invoices shall be due and payable within thirty (30) days after receipt or, at Distributor's option, Distributor may deduct such amounts from amounts due Supplier.

     7.2 News Releases. No news releases, including photographs, films or videos, public announcements, Product or company endorsements by Distributor or confirmation of all, or any part of, the subject matter of this Agreement shall be made public without the prior written consent of Distributor.

     8. Product Agreements and Indemnification.

     8.1 No Violations. Supplier represents and warrants that the purchase of Products by Distributor and subsequent sale to its customers, as contemplated by this Agreement throughout the United States, Canada and Mexico, and, to the best knowledge of Supplier, the sale of each Product in any other foreign

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

country, violates no foreign, federal state or local law or regulation or any agreement between Supplier and any other person or entity.

     8.2 Title and Infringement. Supplier represents and warrants that (a) it owns all right, title and interest in and to the Products necessary to enter into and perform its obligations to Distributor hereunder, and (b) no Product sold to Distributor during the term of this Agreement, nor the use of any such Product, nor anything in or contemplated by this Agreement, infringes upon the Intellectual Rights (as herein defined) of any other person or entity, and no suit or proceeding is pending or threatened alleging that any Product or the use thereof infringes upon any Intellectual Rights. As used herein, the term "Intellectual Right" means any rights relating to any trademark, tradename, service mark, copyright, patent, trade secret or other proprietary right.

     8.3 Indemnification. Supplier agrees to hold Distributor harmless and indemnify, reimburse, and defend it upon request at its own cost from any proceedings related to any claim asserted against Distributor or its customers with respect to the Products, any information or materials provided by Supplier pursuant to this Agreement, or which otherwise arises out of its relationship with Distributor, (including without limitation any claim that any Product infringes the Intellectual Rights of another) and shall pay them for all amounts owed by them to third persons and expenses incurred by them in connection with any such claim or suit. Distributor shall notify Supplier of any claim described in this Section 8.3 and shall allow Supplier the opportunity to assume the sole control of the defense and/or settlement of any such claim, provided that Distributor shall have the right to approve any settlement which imposes any obligation upon it.

     8.4 Insurance. Supplier shall maintain, at its expense, a policy or policies of product liability insurance, with a broad form Vendor's Endorsement naming Distributor as an additional insured, providing coverage of not less than one million dollars ($1,000,000.00) combined single limit, and shall provide Distributor with a Certificate of Insurance (including broad form Vendor's Endorsement) reflecting such coverage. The Certificate shall provide for at least ten (10) days prior written notice of cancellation or substantial change.

     8.5 Buy American Act. In order to ascertain whether or not the Products meet the requirements of the "Buy American Act" and to ensure that the Products may be exported to Canada and Mexico in accordance with the terms of the North American Free Trade Agreement, Supplier shall set forth, on Exhibit A hereto, which Products, if any, are less than fifty-one percent (51%) U.S. manufactured, and further shall complete the information set forth on Exhibit D hereto, the "Certificate of Origin" with respect to each Product made available to Distributor under this Agreement, such form to be completed on or prior to the date such Product is first made available for purchase hereunder. Further, a new copy of such form shall be provided to Distributor each year during the term of this Agreement, prior to the annual anniversary date of such Agreement. Supplier shall indemnify Distributor, hold it harmless and reimburse it for any and all expenses or costs incurred by Distributor in the event the information set forth by Supplier on the "Certificate of Origin" is incorrect or erroneous.

     9. Term and Termination.

     9.1 Unless earlier terminated as provided herein, this Agreement shall have an initial term of one year from the last date either party executed this Agreement, and shall automatically renew for successive one year periods unless either party notifies the other party in writing of its election to terminate the Agreement at least sixty (60) days prior to the expiration of the initial term or any renewal term, as applicable.

     9.2 Either party may terminate this Agreement with or without cause, upon thirty (30) days prior written notice to the other party; provided that, in the event the terminating party notifies the other party that such other party has materially breached any provision of this Agreement, the party in breach shall

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have thirty (30) days after written notification detailing the breach is delivered by the non-breaching party to cure such breach.

     9.3 Upon expiration of this Agreement or termination by either party, Distributor may return to Supplier for credit any Products in its inventory or returned to it by its customers within the succeeding sixty (60) days for mass storage subsystem Products, and one hundred eighty (180) days for all other Products. Distributor shall be credited for any Products so returned in an amount equal to the original purchase price thereof, less any credits pursuant to Section 2.2 hereof which have been previously paid to Distributor and shall be first applied to any uncontested amounts due Supplier. Any remaining balance shall be promptly paid to Distributor.

     10. General.

     10.1 Entire Agreement. This Agreement contains all the agreements, understanding, representations, conditions, warranties and covenants, and constitutes the sole and entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior communications or agreements, written or oral. This Agreement may not be released or modified except by the mutual written consent of both Distributor and Supplier as attested to by an instrument signed by an officer of each of them. If any provision of this Agreement is declared invalid or unenforceable the remaining provisions of this Agreement shall remain in full force and effect.

     10.2 Independent Relationship. Nothing contained herein shall be deemed or construed as creating a joint venture or partnership between Distributor and Supplier. Neither Distributor nor Supplier is by virtue of this Agreement authorized as an agent or other representative of the other.

     10.3 Assignment. Except as expressly provided herein, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party; provided, that Distributor may assign its rights and obligations hereunder to one or more subsidiary or affiliate corporations without consent, but Distributor shall remain liable for all obligations hereunder.

     10.4 Waiver or Delay. Any waiver of any provision of this Agreement, or a delay by either party in the enforcement of any right hereunder, shall neither be construed as a continuing waiver, or create an expectation of non-enforcement, of that or any other provision of this Agreement, either in the present or in the future.

     10.5 Governing Law. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of California.

     10.6 Force Majeure. Neither party hereto shall be liable for the failure to perform of any of its obligations under this Agreement if such failure is caused by the occurrence of any force majeure beyond the reasonable control of such party, including without limitation fire, flood, strikes and other industrial disturbances, failure of transport, accidents, wars, riots, insurrections or acts of God.

     10.7 Confidentiality. Distributor and Supplier shall hold in trust and confidence and shall not disclose for a period of three (3) years from the date of disclosure any information deemed "Confidential Information" by the disclosing party and identified as such at the time of disclosure. Information shall not be deemed "Confidential Information" for the purposes of this Agreement that (i) is already known to the nondisclosing party at the time of disclosure; (ii) is or becomes publicly known through no wrongful act of the nondisclosing party, including by public announcement by the disclosing party;
(iii) is received from a third party without similar restrictions and without breach of this Agreement; (iv) is independently developed by the non-

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disclosing party; or (v) is lawfully required to be disclosed by any governmental agency or otherwise required to be disclosed by law.

     10.8 Headings. The headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect such paragraph.

     10.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute a single instrument and agreement.

     10.10 Notices. Any notices under this Agreement shall be in writing addressed to both the President and Contract Administrator of such party at the address set forth below (or such other address as a party may notify the other party in accordance with these provisions), and shall be delivered by certified mail, return receipt requested or by an overnight delivery service of national standing.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.


MERISEL AMERICAS, INC.                  CNF, Inc.
200 Continental Blvd.                   7722 East Gray Road
P.O. Box 984                            Scottsdale, AZ 85260
El Segundo, CA 90245-0984



By: /s/ Kris Rogers                     By: /s/ David G. Thompson
   --------------------------------        -----------------------------------
Name: KRIS ROGERS                          Name: David G. Thompson


Title: SENIOR VICE PRESIDENT            Title: CFO
       GENERAL MANAGER,                       --------------------------------
        U.S. DISTRIBUTION

Date: 1/7/99                            Date: 12/28/98
     -------------------------------          --------------------------------

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                                    EXHIBIT A

                                    Products

                  Suggested            Distributor       Reseller        % U. S.
Product           List Price           Discount          Price            Mfctd.
--------------------------------------------------------------------------------




                                     Rebate


           Quarterly Sales Goal                     Rebate Percentage


During all subsequent years of the Agreement, the Quarterly Sales Goals and Rebate Percentage for the year shall be as mutually agreed to by the parties hereto and shall be based upon Distributor's sales of the Products during the prior year. Any Quarterly Sales Goals shall, at Distributor's option, be amended following the end of any calendar quarter.

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                                    EXHIBIT B

         Product Information Center and Technical Support Requirements

1. A new Product Set Up Form must be fully completed for each Product, update, version change or new Product introduced by Supplier, which Supplier wishes Merisel to distribute. The Product Set Up Form shall be provided to Supplier by the Product Information Center.

2. Spec Sheets, Original Data Sheets and additional Supplier-provided reference materials must be completely legible. Materials which are not completely legible will be returned to Supplier and will not be used.

3. For each Product distributed by Distributor, Supplier is required to provide the following:

   3.1  Spec and Data Sheets.

        3.1.1 Three (3) original Spec or Data Sheets for the Product and any product information which is available on CD-ROM.

        3.1.2  If Supplier is new to Distributor, Supplier must send fifteen
               (15) Product family, or company product offering, brochures to each of the persons listed below:

                   Director                            Director
                   Inside Sales, West Coast            Inside Sales, East Coast
                   Merisel, Inc.                       Merisel, Inc.
                   200 Continental Blvd.               293 Boston Post Road West
                   El Segundo, CA 90245                Marlboro, MA 01752

        3.1.3 Distributor part numbers must be affixed to three (3) of the Spec Sheets referenced in Section 3.1.1. Distributor part numbers must also be affixed to the back sides of Product photographs or any sleeves containing transparencies.

        3.1.4 If a Spec Sheet refers to multiple Products, all relevant Distributor part numbers must be listed on such Spec or Data Sheet.

        3.1.5 If a Distributor part number is not available for a Product, Supplier should refer to its own part number.

   3.2  Logos and Photos.

        3.2.1 Two Supplier logos scanned at 2400 dpi resolution into EPS or TIFF files. One of the EPS or TIFF files must contain a black-and-white logo and one of the EPS or TIFF files must contain a color logo.

        3.2.2 One (1) approximately 2" x 3" digitized color image of each product in high resolution CMYK TIFF format ready for output up to 2400 dpi. (Other formats such as native PhotoShop, EPS, etc. are also acceptable.)

                                       OR

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               Digitized images are preferred, but if they are not available please send: One (1) color photograph of each product (in 35-mm slide, 2 1/4-inch or 4 X 5-inch transparency format). All photos must be marked with Merisel SKU number and/or Manufacturer's UPC code. Merisel SKU number and/or Manufacturer UPC code must also be affixed to the back side of product photos or any sleeves containing transparencies.

   3.3 Empty Boxes. Two (2) empty boxes for each of Supplier's software and/or accessory Product(s) distributed by Distributor.

4. Software and Hardware Product for Evaluation Testing.

   4.1    For all Products which Distributor has not previously distributed, including, but not limited to, new models or software updates which differ significantly from previous releases, Supplier shall provide fully-functional "NotFor-Resale" ("NFR") software or hardware units of the Product(s) for a ninety (90) day evaluation testing by Distributor's Technical Support department, as follows:

        4.1.1 Evaluation/NFR units of Products shall be sent to Distributor's Technical Support operations as follows:

               National Manager, Tech Support          Tech Support Operations
               Merisel, Inc.                           East Coast
               200 Continental Blvd.                   Merisel, Inc.
               El Segundo, CA 90245                    293 Boston Post Road West
                                                       Marlboro, MA 01752

               2 Fully-functional copies of Software   1 Fully-functional copy
               1 unit of each Hardware Product         of Software

   4.2 Supplier must complete and FAX a "Product Tracking Form" to the Distributor Product Information Center when any unit of evaluation/NFR Product is shipped as set forth in Section 5.1 above. The Product Tracking Form is available from Distributor's on-line FAX-back service; Supplier may obtain the FAX number for such service from the Product Information Center.

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

                                    EXHIBIT C

                           D.A.T.A. Bank Core Program

U.S. Program (U.S. dollars)
Supplier agrees to participate in the D.A.T.A. Bank Program under the following terms and conditions:

Participation  Details

1. Initial program period: Annual: August 1st - July 31st of each year (the "Program Period"). Participation starting after August 1st of any year will be prorated. Merisel will invoice Supplier every three months for the previous three months through July 31st of each year.

2. If Supplier wishes to discontinue participation in the D.A.T.A. Bank Program, Supplier must provide a minimum of thirty (30) days written termination notification before the end of the initial, or any subsequent, Program Period, to the Director of Marketing for Distributor's "The Information Company" and Distributor's Contracts Administration Manager. If such notification is not received within such thirty (30) day period, Supplier's participation in the D.A.T.A. Bank Program will automatically renew for that year and each year thereafter unless Supplier provides such thirty (30) day minimum written notice of its intent to terminate its participation in the D.A.T.A. Bank Program prior to the end of any Program Period. Merisel has the right to cancel Supplier's program participation by providing a minimum of thirty (30) days written cancellation notification to Supplier.

3. Supplier must participate in the D.A.T.A. Bank Core Program in order to participate in unique, targeted Add-on Marketing Opportunities (a separate contract will be provided for such Add-on Marketing Opportunities).

4. To ensure the D.A.T.A. Bank database remains current, reports will be provided to participating Suppliers listing an inventory of library items per SKU at least every two months.

5. Proof of performance will consist of one copy of SELline (one time only, updates on-line), one copy of each CD-ROM and a listing of SKUs in the Literature Fax-back System. By signing this agreement, Supplier waives all rights to further proof of performance.

6. Suppliers are encouraged to promote their participation in D.A.T.A. Bank with the use of the SELline and D.A.T.A. Bank logos in their reseller communications.

7. Speed of upload of Supplier Information will depend on quality, volume and timeliness of information submitted to Merisel by Supplier.

Participation Requirements

Supplier must maintain current information in Merisel libraries at all times by providing the necessary coding and supporting materials through the ongoing product set-up process to take full advantage of D.A.T.A. Bank (e.g., Product Detail is driven by class codes submitted by Supplier during product set-up).

Participation Fees

Participation in D.A.T.A. Bank consolidates the distribution of your information through Merisel's electronic media: SELline, Salesnet, CD-ROM, and Literature Fax-back System.

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Annual fees (which include setup and maintenance) will be billed quarterly and are based on current Merisel Price Book SKU count as of the date of billing ("baseline" SKU count) and up to 50MB of Library information storage space. If Supplier SKU count is significantly exceeded (defined as 15% above baseline SKU count), Supplier will be required to upgrade to the next participation level. Add-on Marketing Opportunities are offered at additional fees.


 Fees:
 Up to 9 SKU's                      $2,200.00
 10 to 15 SKU's                     $5,500.00
 16 to 75 SKU's                     $8,500.00
 76-150 SKU's                       $11,500.00
 151-1000 SKU's                     $16,000.00
 Over 1000 SKU's                    $16,000.00 Plus $5.00/Per SKU


[The D.A.T.A. Bank Program replaces the current On-Line Literature Library
(OLLL). This agreement supersedes any prior agreement or terms for the OLLL program. By signing this agreement, Supplier authorizes Merisel to transfer funds remaining in the OLLL to D.A.T.A. Bank Program equivalents.]

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


                                    EXHIBIT D

                              Certificate of Origin


(Document Original To Be Attached)











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